Exhibit 3.2(z)

"CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT IDENTIFIED BY *** HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS."

HHT SUPPLY AND DISTRIBUTION AGREEMENT

Made on  June 27, 2005

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BETWEEN         CHEMGENEX PHARMACEUTICALS LIMITED ACN 000 248 304

                                                                   (`CHEMGENEX')

AND             STRAGEN INVESTMENT B.V. , ZEEMANSTRAT 13, 3016CN ROOTERDAM.

                                                                     (`STRAGEN')

BACKGROUND

A. Stragen has an expertise in the manufacture and supply of semi-synthetic homoharringtonine (HHT) pharmaceutical products, product registration and distribution in Europe, and holds patents and intellectual property licences for the method of manufacture of semi-synthetic HHT and for HHT analogs.

B. ChemGenex desires to obtain the exclusive right to distribute HHT products manufactured by Stragen throughout the world with the exception of Europe.

C. Stragen is prepared to manufacture HHT products for ChemGenex on an exclusive basis.

D. Stragen and ChemGenex agree to the terms of supply and distribution as contained in this Agreement.

E. ChemGenex and Stragen agree to form a joint venture in Europe which will be the sole owner of market authorization and sole distributor of HHT in Europe.

OPERATIVE PROVISIONS

1.       DEFINITIONS

         In this Agreement, except to the extent the context otherwise requires:

         `AFFILIATE' means, with respect to any Person, any other Person which, directly or indirectly, owns or controls, or is owned or controlled by, or is under common control with, the specified Person. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls 50% (fifty percent) or more of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity;

         `AGREEMENT' means this Supply and Distribution Agreement;

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         `APPROVAL' means approval of a Licensed Product by the FDA for sale by
         ChemGenex or its Affiliates or Subdistributors for any specific indication in the Field to independent third parties in the United States of America;

         `BULK HHT' means bulk formulation HHT conforming to the specifications in Annexure B.

         `CHEMGENEX' means ChemGenex Pharmaceuticals Limited and includes any of its Affiliates;

         `CONFIDENTIAL INFORMATION' means information relating to the business, products or services of a party to this Agreement which is either non-public, confidential or proprietary in nature and includes the information the subject of the mutual non-disclosure agreement dated March 22, 2005 and signed between ChemGenex Pharmaceutical, Inc and Stragen Pharma SA; provided, however, that Confidential Information shall not include:

         (a) information which has come within the public domain through no fault or action of the other party;

         (b) information that was known to the other party on prior to its disclosure hereunder; or

         (c) information which becomes rightfully available to the other party on a non-confidential basis from any third party, the disclosure of which to such other party does not violate any contractual or legal obligation the third party has to the first party with respect to such Confidential Information;

         `DEVELOPMENT AND COMMERCIALISATION AGREEMENT' means the agreement for the development and commercialisation of Products made between the parties on the same date as this Agreement;

         `EFFECTIVE DATE' means the date of this Agreement;

         `EUROPE' means all of the member states comprising the European Union as at the date of this Agreement and Norway, Switzerland, Romania, Bulgaria, Croatia, Serbia, Russia and Turkey;

         `EUROPEAN JOINT VENTURE' means the joint venture for Europe referred to in the Development and Commercialisation Agreement;

         `FDA' means the United States Food and Drug Administration or any successor entity;

         `FIELD' means the treatment of cancer in humans;

         `HHT' means homoharringtonine and derivatives, analogs and homologs thereof;

         `HHT PRODUCTS' means any pharmaceutical product containing HHT as a therapeutically active ingredient, including, without limitation, finished and packaged dosage units of products, oral and patch dosage forms of products and formulated HHT Products in bulk;

         `JOINT VENTURE AGREEMENT' means the joint venture agreement referred to in clause 7.1;

         `JOINT VENTURE ENTITY' means the European Joint Venture entity referred to in the Development and Commercialisation Agreement;

         `JV TERRITORY' means Europe;

         `LICENSED PRODUCT' means intravenous and subcutaneous dosage formulations of semi-synthetic HHT, being the compound having the chemical name CEPHALOTAXINE, 4'METHYL (2'R)-HYDROXYL-2'-(4"-HYDROXYL-4"-METHYLPENTYL) BUTANEDIOATE (ESTER),
         [3R] and the empirical formula C29-H39-N-09 homoharringtonine, current specifications for which are attached as Annexure A, and such additional HHT Products as may be agreed by the parties in writing from time to time;

         `MANUFACTURING COST' means the cost for raw materials, filling, primary packaging and labelling fixed at *** per vial of 5 mg;

         `NET SALES' means ChemGenex's and its Affiliates' gross sales prices of Licensed Product billed to unaffiliated customers in the future (if any) less:

         (a) to the extent such amounts are included in the invoiced sales prices, credits for spoiled, damaged, returned, rejected or out-dated product or billing errors;

         (b) quantity and other trade discounts and early settlement discounts actually allowed or paid;

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

         (c) reasonable commissions paid to third party distributors, brokers or agents other than sales personnel and sales representatives employed by ChemGenex;

         (d) transportation, insurance and handling expenses to the extent chargeable to such sales;

         (e) sales, value-added and other direct taxes incurred with respect to the sales;

         (f) customs duties and surcharges and other governmental charges incurred in connection with the exportation or importation of the Licensed Product; and

         (g)      legally mandated rebates, if any;

         Sales between or among ChemGenex and its Affiliates will be excluded from the computation of Net Sales, but the subsequent and final sales to third parties by such Affiliates will be included within Net Sales.

         Any part of Net Sales received by ChemGenex or an Affiliate of ChemGenex that is computed in a currency other than US Dollars will be translated into US Dollars as follows: the exchange rate will be the average of:

         (h) the rate applicable on the last business day of the month prior to the month of sale; and

         (i) the rate applicable on the last business day of the month in which the sale was made (each published in the New York edition of the Wall Street Journal); provided that if between the date such sales were made and the date the royalty with respect to such sales is payable pursuant to clause 5.4 the exchange rates change to such a degree so as to result in significant economic detriment to one of the parties, the parties will mutually agree on an exchange rate to apply to such Net Sales that allocates such detriment equally to both parties;

         `OFF-LABEL STUDIES' means pilot or marketing directed studies (including current and planned Phase 2 studies in CML, MDS and AML) not related to medical agencies requests or to registration or confirmation studies;

         `PERSON' means any individual, corporation, partnership, limited liability company, business trust, business association, governmental entity, governmental authority or other legal entity;

         `PRODUCTS' means any pharmaceutical product containing HHT as a therapeutically active ingredient, including without limitation, finished and packaged dosage units of the Products and formulated Products in bulk;

         `SPECIFICATIONS' means the specifications contained in Annexures A and B of this Agreement;

         `STRAGEN' means Stragen Investments B.V. and includes any of its Affiliates;

         `STRAGEN KNOW-HOW' means proprietary techniques and data within the Field, including inventions, practices, methods, knowledge, know-how, assays, compositions of matter, test data (including pharmacological, toxicological and clinical test data), analytical and quality control data, manufacturing data and descriptions, which:

         (j)      Stragen discloses to ChemGenex under this Agreement; and

         (k)      is within the control of Stragen;

         `STRAGEN PATENT RIGHTS' has the meaning given to that term in the Development and Commercialisation Agreement;

         `SUBDISTRIBUTORS' shall mean such subdistributors or clinical trial services agents as ChemGenex may appoint in accordance with clause 3;

         `TECHNOLOGY' means data, manufacturing know-how, regulatory submissions and other intellectual property that is either in the possession of Stragen as of the date hereof or developed by Stragen during the term of this Agreement in relation to the Licensed Products or in connection with any additional regulatory approvals to market Products (including without limitation any clinical data from pivotal studies relating to the Licensed Products as well as additional clinical studies relating to the Licensed Products conducted from time to time by

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

         Stragen or any of its Affiliates in either case, owned, controlled by, or licensed (with the right of sub-licence to Stragen) and that is necessary or useful to register, manufacture, distribute, market or sell Licensed Products in the Territory;

         `TERRITORY' means all of the world except for the JV Territory; and

         `VALID CLAIM' has the meaning given to that term in the Development and Commercialisation Agreement.

2. APPOINTMENT AND LICENCE GRANTS

2.1      APPOINTMENT

         (a) Subject to sub-clause 2.1(c) and clause 2.1(d) of the Development and Commercialisation Agreement, and in consideration for the covenants provided by ChemGenex under this Agreement and the Development and Commercialisation Agreement, Stragen licenses ChemGenex and the Joint Venture Entity as its exclusive distributors to promote, advertise, distribute and sell the Licensed Product in every country in the Territory and JV Territory, respectively, during the term of this Agreement.

         (b) Subject to sub-clause 2.1(c), during the term of this Agreement Stragen will not manufacture (or cause to be manufactured) any HHT Products for distribution or sale by any Person other than ChemGenex or its Subdistributors or sublicensees within the Territory, or the Joint Venture Entity within the JV Territory.

         (c) Until the Joint Venture Entity is established, Stragen will be entitled to sell HHT Products in the JV Territory for compassionate use. The right given under this sub-clause will terminate upon the establishment of the Joint Venture Entity.

2.2      CONDITION PRECEDENT

         The execution of the Development and Commercialisation Agreement by both parties is a condition precedent to this Agreement.

3.       SUBDISTRIBUTORS

         ChemGenex may appoint one or more of its Affiliates or one or more other Persons to act as a subdistributor or clinical trial services agent for the Licensed Product in the Territory, provided that:

         (a) no such appointment will reduce the liability of ChemGenex under this Agreement; and

         (b) ChemGenex shall be liable for the actions and omissions of any Subdistributor as if the action or omission were ChemGenex's own.

4.                SUPPLY

4.1      EXCLUSIVE SUPPLY REQUIREMENTS

         (a) Stragen will sell to ChemGenex or its Subdistributors or sublicensees all of their HHT requirements for:

                  (i) the Licensed Products for sale in the Field by ChemGenex or its Subdistributors or sublicensees;

                  (ii) conducting clinical trials of HHT Products in the Field anywhere in the world; and

                  (iii) Bulk HHT for use outside of the Field or for the manufacture of HHT Products other than Licensed Products for sale within the Field, anywhere in the world,

                  at the prices set out in clause 5.

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

         (b) Subject to subclauses (c) and (d) below, Stragen will not, and must ensure that its subcontractors do not, sell HHT Products to any Person other than ChemGenex or ChemGenex's Subdistributors or sublicensees.

         (c) Stragen will supply to the Joint Venture Entity all of its requirements for Licensed Products for sale in the Field in the JV Territory at the following price:

                  (i) *** per vial of 5mg of the Licensed Products (CIP - Incoterms 2000).

         (d) ChemGenex will purchase from Stragen all of its HHT requirements for:

                  (i) the sale of the Licensed Products in the Field within the Territory by ChemGenex or a ChemGenex Subdistributor;

                  (ii) conducting clinical trials of Licensed Products in the Field anywhere in the world; and

                  (iii) Bulk HHT required for the manufacture for sale by ChemGenex or ChemGenex's Subdistributors of:

                           (A) HHT Products (including for the avoidance of doubt Licensed Products) outside of the Field; or

                           (B) HHT Products other than Licensed Products in the Field.

4.2      STRAGEN'S SUPPLY RESPONSIBILITIES

         (a) Stragen shall use all commercially reasonable endeavours to manufacture or otherwise supply sufficient quantities of the HHT Products to ChemGenex to satisfy ChemGenex's purchase requirements as notified in accordance with clause 5.3, or as notified by the joint steering committee pursuant to the Development and Commercialisation Agreement.

         (b) Stragen will be solely responsible for all regulatory compliance required with respect to the manufacture, testing and supply of HHT Products.

         (c) Stragen will at its own cost be responsible for primary labelling and packaging of all HHT Products supplied under this Agreement in accordance with all regulatory requirements for commercial supply.

4.3      PURCHASE REQUIREMENTS

         ChemGenex and the Joint Venture Entity (when established) shall during the term of this Agreement provide regular *** monthly rolling forecasts in writing of its requirements for HHT Products for the period of *** months ahead and any revisions to those estimates, promptly after they are made and for order purposes, no later than *** days before the beginning of each *** monthly period. Any orders for HHT Products shall be delivered by ChemGenex and the Joint Venture Entity to Stragen at least *** days before the required date for delivery of such Products. Orders can not be less than ***% or more than ***% of the amount indicated in the previous *** monthly rolling forecast unless previously agreed with Stragen.

4.4      ORDERS

         ChemGenex and the Joint Venture Entity must submit to Stragen a firm purchase order using the standard form of purchase order attached as Annexure C. Any purchase orders for HHT Product submitted by ChemGenex or the Joint Venture Entity must reference this Agreement and will be governed exclusively by the terms contained herein. Any term or condition in any purchase order, confirmation, or other document furnished by ChemGenex, the Joint Venture Entity or Stragen that is in any way inconsistent with the terms and conditions of this Agreement is hereby expressly rejected.

4.5      SHIPPING TERMS

         (a) Each shipment of Licensed Products and Bulk HHT shall be delivered to ChemGenex or its Subdistributor or sublicensee or the Joint Venture Entity CIP (Incoterms 2000) to the

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

                  destination specified by ChemGenex or the Joint Venture Entity in their purchase order form.

         (b) For clinical studies Licensed Products will be delivered CIP (Incoterms 2000) to the subcontractor of ChemGenex and ChemGenex will be responsible for the preparation of clinical kits and dispatching to investigating sites.

4.6      TESTING OF HHT PRODUCTS

         Stragen must test or cause to be tested, all HHT Products in accordance with the Specifications before delivery. Stragen will at its own expense provide ChemGenex or the Joint Venture Entity with all necessary manufacturing test data required by either and ChemGenex and the Joint Venture Entity will be responsible for releasing each lot of HHT Products for either clinical or commercial use. Each test conducted by Stragen must set forth the items tested, specifications and test results in a certificate of analysis, which shall accompany each lot delivered. ChemGenex and the Joint Venture Entity shall be entitled to rely on such certificate for all purposes of this Agreement.

4.7      ACCEPTANCE

         (a) ChemGenex and the Joint Venture Entity shall, within 30 days of receipt of each shipment of HHT Products, notify Stragen in writing of any defect by reason of which ChemGenex or the Joint Venture Entity alleges that the HHT Products delivered fails to meet the specifications warranted by Stragen as provided in clause 8.1 and which should be apparent on reasonable inspection. If ChemGenex or the Joint Venture Entity notifies Stragen of any defect in a shipment of HHT Products, Stragen shall have the right, but not the obligation, to send one or more quality control representatives to retest such Products in co-operation with quality control representatives of ChemGenex or the Joint Venture Entity. ChemGenex and the Joint Venture Entity shall store all shipments of the Products in accordance with storage specifications established by Stragen. In the event of a disagreement between ChemGenex or the Joint Venture Entity and Stragen regarding the quality of one or more shipments of HHT Products, the parties shall submit samples of the shipment in question to an independent testing laboratory (selected by mutual agreement of ChemGenex and Stragen) to make a determination, which shall be binding upon the parties, as to the compliance or lack of compliance of such shipment with the specifications warranted by Stragen.

         (b) Neither ChemGenex nor the Joint Venture Entity will be obliged to accept any defective shipments, nor the cost of carriage or insurance of defective shipments, and may at ChemGenex's or the Joint Venture Entity's election return the defective shipment to Stragen at Stragen's cost. Stragen shall promptly credit ChemGenex or the Joint Venture Entity for all reasonable costs incurred by ChemGenex or the Joint Venture Entity in respect of any defective shipments. Title and risk in any defective shipments notified to Stragen in accordance with this clause will be with Stragen. ChemGenex and the Joint Venture Entity will be entitled to offset any payments required to be made by them to Stragen under this Agreement, or under the Development and Commercialisation Agreement, with any amounts payable by Stragen to them pursuant to this clause.

         (c) If ChemGenex or the Joint Venture Entity fail to give such a notice under this clause then, except in respect of any defect which is not apparent on reasonable inspection, the HHT Products shall be presumed to meet the specifications warranted by Stragen as provided in clause 8.1, and accordingly ChemGenex or the Joint Venture Entity shall be deemed to have accepted the delivery of the HHT Products in question.

4.8      CHEMGENEX ACCESS TO PREMISES

         Stragen will provide or use its best endeavours to procure for ChemGenex the right to access any facilities used for manufacturing or packaging HHT Products on 3 months notice and during normal business hours.

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

4.9      INTERRUPTION OF SUPPLY

         Stragen agrees to keep a minimal stock equivalent to *** months of HHT Products beyond already accepted firm orders. In case of any interruption of supply by Stragen, whether as a result of force majeure events or failure of Stragen for any reason to meet ChemGenex's or the Joint Venture Entity's supply requirements, the parties will cooperate to seek to provide ChemGenex or the Joint Venture Entity with an alternate source of supply (including seeking to validate an alternative manufacturing source) for the period in which (or for the amount of Products that) Stragen is unable to supply ChemGenex or the Joint Venture Entity.

4.10     CONFLICTING TERMS

         Subject to the Development and Commercialisation Agreement, this Agreement sets forth the entire understanding between the parties relating to the subject matter hereof and shall govern all transactions between the parties contemplated hereby. Except for terms relating only to: quantities, ship dates, packaging instructions and delivery destinations, none of the terms and conditions contained on any purchase order, invoice or similar document shall have any effect upon or change the provisions of this Agreement unless signed by both parties and clearly indicating that the parties intend to vary the terms hereof.

4.11     THIRD PARTY MANUFACTURE AND SUPPLY

         ChemGenex acknowledges that Stragen has appointed or may appoint a third party agent or sub-contractor as shall be reasonably acceptable to ChemGenex to manufacture Products on Stragen's behalf. Stragen shall be liable to ChemGenex and the Joint Venture Entity for all the actions and omissions of the agent or sub-contractor as if the action or omission were Stragen's own.

5. PRODUCT PRICING; PAYMENT

5.1      PURCHASE PRICE

         ChemGenex (or the Joint Venture Entity, where applicable) shall purchase the HHT Products from Stragen at the following prices:

         (a) For HHT Product intended for use in registration directed clinical trials, including but not limited to CML tyrosine kinase inhibitors failure study and CML 315 mutation study:

                  (i) *** per 5 milligram vial PROVIDED THAT ChemGenex will within 45 days after receipt of the relevant Approval, pay Stragen a further *** for each 5 milligram vial purchased from Stragen for use in the registration directed trials prior to the Approval.

         (b) For Licensed Products intended for re-sale by ChemGenex or a ChemGenex Subdistributor to unaffiliated third parties in the Field in the Territory, or where ChemGenex enters into co-promotion agreement with another company for the commercialisation of Licensed Products in the Field and in the
                  Territory:

                  (i)      ***% of Net Sales.

         (c) For Licensed Products purchased by a sublicensee of ChemGenex's rights under the Development and Commercialisation Agreement in the Field, ChemGenex must pay Stragen's Manufacturing Cost and ChemGenex must pay the royalty payable to Stragen under clause 3.1(b) or clause 3.1(c) of the Development and Commercialisation Agreement (if any).

         (d) For Licensed Products intended for re-sale by the Joint Venture Entity in the Field in the JV Territory:

                  (i)      Stragen's Manufacturing Cost.

         (e) For HHT Product intended for use in Phase 4 confirmation studies required by regulatory agencies as a condition to accelerated approval based on Phase 2 studies:

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

                  (i)      Stragen's Manufacturing Cost.

         (f) For HHT Product intended for use in Off-Label Studies, including current and future Phase 2 studies in CML, AML and MDS, and for pre-clinical and toxicology studies:

                  (i)      No charge.

         (g) For Bulk HHT intended for use outside of the Field or for the manufacture of HHT Products other than Licensed Products in the Field:

                  (i) *** per milligram for development quantities and *** per milligram for commercial quantities.

5.2      WITHHOLDING TAX

         Any tax which ChemGenex is required to pay or withhold from payments to be made to Stragen under this Agreement will be deducted from the amount otherwise due, provided that, in regard to any such deduction, ChemGenex must give Stragen such assistance as may be reasonably necessary to enable or assist Stragen to claim an exemption or a reduction and will provide Stragen with an official tax certificate as soon as possible.

5.3      INVOICES FOR PAYMENTS

         (a) Stragen shall submit a written invoice addressed to ChemGenex or the Joint Venture Entity for each shipment to be made to ChemGenex or its sublicensees or to the Joint Venture Entity under clauses 5.1(a), 5.1(d), 5.1(e), 5.1(f) or 5.1(g) of this
                  Agreement. For Licensed Products to which clause 5.1(b) applies, Stragen will submit an invoice based on an estimated Net Sales price per vial (as agreed to by ChemGenex from time to time, acting reasonably). The estimated Net Sales price will be adjusted quarterly to reflect actual Net Sales. If there is a difference:

                  (i) in favour of ChemGenex, ChemGenex will be paid by Stragen in free Products, or

                  (ii) in favour of Stragen, Stragen will issue a supplementary invoice.

                  Stragen shall submit these written invoices within a reasonable period following request from ChemGenex or the Joint Venture Entity.

(b) For Licensed Products to which clause 5.1(c) applies, Stragen will submit an invoice to ChemGenex after each shipment made to the sublicensee's specified destination. For the avoidance of doubt, the parties agree that the cost per vial will be billed at Stragen's Manufacturing Cost which is defined as *** per 5 milligram vial.

5.4      PAYMENT

         TIMING

         (a) Payments required to be made by ChemGenex under this Agreement must be paid to Stragen within 45 days after receipt of the Products.

         CURRENCY OF PAYMENT

         (b) All payments by ChemGenex or the Joint Venture Entity to Stragen under this Agreement must be made in US Dollars.

5.5      REPORTING

         After the first Approval and for the remainder of the term of this Agreement, ChemGenex must submit quarterly sales reports to Stragen within 30 days following the end of each calendar quarter. Such reports must include:

         (a) an accounting of Net Sales within the Field and the Territory during such quarter on a country by country basis;

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

         (b) an accounting of the sale price of the units of Licensed Products sold in the Field and in the Territory during such quarter; and

         (c) the calculation of the amounts owing to Stragen pursuant to this Agreement, including, if applicable, the exchange rates used in determining the amount of US Dollars.

5.6      NO OTHER ROYALTIES

         The payments set out in this clause and clause 5.4 are the only amounts payable by ChemGenex to Stragen in connection with the exclusive distributor and purchase arrangements and licences for HHT Products granted herein.

6.       COMPLAINTS/RECALLS

6.1      COMPLAINTS

         To the extent that it has knowledge thereof, Stragen must promptly notify ChemGenex in writing of:

         (a) any defect in, or condition of, the HHT Products which may cause the HHT Products to violate the applicable laws and regulations of any country in the Territory; and

         (b)      all data on complaints respecting HHT Products.

6.2      RECALL

         (a) In the event that either party has reason to believe that one or more lots of HHT Products should be recalled or withdrawn from distribution, that party must immediately notify the other party in writing.

         (b) Unless otherwise required by the relevant health regulatory authorities, Stragen must be notified before ChemGenex initiates any recall, but the decision as to whether or not to initiate a recall of HHT Products in any country in the Territory will be for ChemGenex alone. ChemGenex must maintain adequate sales and service records to enable it to carry out any HHT Product recall and to conduct such recall. If the recall is required because of a failure of the HHT Products to conform to the Specifications or its specifications as provided to the health authorities in any specific country in connection with the registration of the HHT Products, Stragen shall reimburse ChemGenex for the costs and expenses of such recall, and Stragen shall promptly elect to either replace recalled HHT Products or credit or refund the purchase price of recalled HHT Products. If the recall is required because of a negligent act or omission of ChemGenex in handling, storage or distribution of the HHT Products, then such recall shall be conducted by ChemGenex, with the cooperation of Stragen, at ChemGenex's sole cost and expense and ChemGenex shall not be entitled to any such credits, replacements or refunds from Stragen. If such recall is required because of a joint act or omission, ChemGenex, with the cooperation of Stragen, shall conduct the recall and the parties shall negotiate in good faith an appropriate allocation of the costs and expense of such recall.

6.3      REGULATORY RECORDS; ADVERSE REACTIONS

         Each party shall be responsible for maintaining such records and making such reports as may be required in connection with any regulatory approval held by the party. Each party shall promptly inform the other of all adverse drug experience reports and other information relating to the safety or effectiveness of the HHT Products which come to its attention, in a form and within time periods necessary to permit compliance with the law and regulations of each of the countries within the Territory.

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7. EUROPEAN JOINT VENTURE

7.1      ESTABLISHMENT OF JOINT VENTURE

         (a) The Development and Commercialisation Agreement provides that the parties have agreed to create a European Joint Venture for the promotion, advertisement, , distribution and sale of Licensed Products in the JV Territory.

         (b) Stragen agrees that upon the establishment of the Joint Venture Entity the covenants it has given in favour of the Joint Venture Entity under this Agreement will be enforceable by the Joint Venture Entity upon the Joint Venture Entity giving notice of acceptance to Stragen, and that Stragen has received valuable consideration for those covenants. If requested by the Joint Venture Entity, Stragen will sign a deed pursuant to which it agreed to be bound by the covenants given in favour of the Joint Venture Entity under this Agreement, subject to the Joint Venture Entity agreeing to observe the obligations purporting to bind the Joint Venture Entity under this Agreement.

8.                WARRANTIES AND INDEMNIFICATION

8.1      MANUFACTURING WARRANTY

         Stragen warrants that:

         (a) the HHT Products will be produced in accordance with the Specifications and current good manufacturing practices of each country within the Territory in which the HHT Products are then being marketed or sold;

         (b) when shipped the HHT Products will not be adulterated or misbranded; and

         (c) the HHT Products will be otherwise manufactured in accordance with written manufacturing procedures and finished product specifications (including packaging specifications) which will meet the requirements set forth in the governmental approvals of the health regulatory authorities in the Territory.

8.2      CORPORATE AUTHORITY, ETC

         Each party warrants and represents to the other:

         (a) that it has the full right and authority to enter into this Agreement;

         (b) that all corporate action necessary to authorise the execution and delivery of this Agreement by such party has been duly and properly taken;

         (c) that this Agreement constitutes a valid obligation of it, legally binding on it and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganisation or similar laws from time to time in effect affecting creditor's rights generally;

         (d) that it is not under any obligation (contractual or otherwise) to any third party that conflicts with or is inconsistent with the provisions of this Agreement or impedes its ability to carry out its obligations under this Agreement; and

         (e) that it is not aware of any other impediment that would inhibit its ability to perform its obligations under this Agreement.

8.3      CHEMGENEX INDEMNIFICATION

         With respect to HHT Products sold by ChemGenex in the Territory, ChemGenex will defend Stragen, its agents, directors, officers and employees at its cost and expense, and will indemnify and hold harmless Stragen, its agents, directors, officers, and employees from and against all claims, demands, costs, losses, expenses or liabilities (collectively `Liabilities') suffered or incurred by Stragen directly arising from or in relation to a breach by ChemGenex of its obligations under this Agreement.

8.4      STRAGEN INDEMNIFICATION

         Stragen will defend ChemGenex, its agents, directors, officers and employees at its cost and expense, and will indemnify and hold harmless ChemGenex, its agents, directors, officers and employees, from and against any and all Liabilities arising out of a breach by Stragen of the warranty set forth in clause 8.1 above, including, but not limited to, any actual or alleged injury, damage, death or other consequence occurring to any person as a result, directly or indirectly, of the possession, use or consumption of any HHT Products, whether claimed by reason of negligence, product defect or otherwise, and regardless of the form in which any such claim is made.

8.5      INDEMNIFICATION PROCEDURES

         (a) Promptly after the receipt by any party hereto of notice under clause 8.3 or clause 8.4 of:

                  (i)      any claim; or

                  (ii)     the commencement of any action or proceeding,

                  such party (the `AGGRIEVED PARTY') will, if a claim with respect thereto is to be made against any party obligated to provide indemnification (the `INDEMNIFYING PARTY') pursuant to such sections, give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defence of any such claim or any litigation resulting from such claim, and, upon such assumption, shall cooperate fully with the Indemnifying Party in the conduct of such defence. Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such action within a reasonable time, but in no event more than 15 days after notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such action. If the Indemnifying Party assumes the defence of any such claim or litigation resulting therefrom, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps necessary in the defence or settlement of such claim or litigation resulting therefrom and to holding the Aggrieved Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom. The Aggrieved Party may participate, at its expense, in the defence of such claim or litigation provided that the Indemnifying Party shall direct and control the defence of such claim or litigation. The Indemnifying Party shall not, in the defence of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Aggrieved Party, or enter into any settlement, except with the written consent of the Aggrieved Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of a release from all liability in respect of such claim or litigation.

         (b) If the Indemnifying Party shall not assume the defence of any such claim or litigation resulting therefrom within a period of 15 days from the date of issue of the claim, the Aggrieved Party may defend against such claim or litigation in such manner as it may deem appropriate and, unless the Indemnifying Party shall deposit with the Aggrieved Party a sum equivalent to the total amount demanded in such claim or litigation within a period of 15 days from the date of issue of the claim, or shall deliver to the Aggrieved Party a surety bond in form and substance reasonably satisfactory to the Aggrieved Party, the Aggrieved Party may settle such claim or litigation on such terms as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of all reasonable expenses, legal or otherwise, incurred by the Aggrieved Party in connection with the defence against or settlement of such claims or litigation. If no settlement of such claim or litigation is made, the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of any judgment rendered with respect to such claim or in such litigation and of all reasonable expenses, legal or otherwise, incurred by the Aggrieved Party in the defence against such claim or litigation.

8.6      INSURANCE COVERAGE

         (a) As soon as is reasonably practicable after the signing of this Agreement, each party shall purchase and maintain from insurance carriers reasonably acceptable to the other insurance at its own expense to cover liabilities that it may incur in the testing, manufacture, distribution, sale or use of the HHT Products. Each party agrees to obtain, at minimum unless otherwise agreed between the parties, Commercial General Liability Insurance and Product Liability/Clinical Studies Liability, covering not less than $1,000,000 per occurrence.

         (b) In the event that any such policies are on a claims made basis, coverage shall be maintained for a period of at least 7 years after the termination of this Agreement. Each party shall furnish to the other certificates of insurance, evidencing such insurance and naming the other party as an additional insured.

9.                TERM AND TERMINATION

9.1      TERM

         This Agreement shall commence on the Effective Date and, with respect to each country, will continue until the later of:

         (a)      the tenth (10th) anniversary of the first Approval; and

         (b) the last to expire Valid Claim of the Stragen Patent Rights covering Licensed Product in that country (the `Initial Term').

         The term will then be extended for additional successive 2 year periods, unless either party notifies the other party, in writing, of its intention to cancel any such extension as at the end of the then current term. Any non-extension notice must be given not less than 180 days prior to the end of the then current term. (The Initial Term and all successive periods, if any, will collectively be known as the `term of this Agreement').

9.2      TERMINATION RIGHTS

         Either party shall have the right to terminate this Agreement:

         (a) upon 30 days prior notice to the other in the event that the other commits any material breach of its obligations under this Agreement and (where the breach is capable of remedy) fails to remedy the same within a reasonable time after being called upon in writing to do so; or

         (b) to the extent permitted by law, upon notice to the other in the event the other party:

                  (i)      becomes insolvent;

                  (ii)     fails generally to pay its debts as they fall due;

                  (iii) files a voluntary petition or any answer admitting the material allegations of, or consents to, an involuntary petition pursuant to or purporting to be pursuant to any reorganization or insolvency law of any jurisdiction;

                  (iv)     makes an assignment for the benefit of creditors; or

                  (v) applies for or consents to the appointment of a receiver or trustee of a substantial party of its property;

         (c) upon notice to the other party in the event that the Development and Commercialisation Agreement expires or is terminated.

9.3      RIGHTS AND OBLIGATIONS UPON TERMINATION

         (a) Termination of this Agreement in whole or in part shall not relieve the parties of any amounts owing between them, nor shall it relieve the parties of their obligations with respect to the HHT Products distributed hereunder, or with respect to limiting disclosure and use of Confidential Information.

         (b)      Upon termination of this Agreement:

                  (i) as a result of Stragen's breach, ChemGenex shall have the right either to sell its then inventory of the Licensed Products for a period of 12 months following termination, or to return such inventory to Stragen; and

                  (ii) for any reason other than Stragen's breach, at Stragen's cost, ChemGenex shall have the right to sell Licensed Products, in the ordinary course of business, for a period of 3 months following termination or Stragen may require ChemGenex to return such inventory to Stragen at Stragen's cost.

9.4      ADDITIONAL RIGHTS UPON TERMINATION BY CHEMGENEX

         If ChemGenex terminates this Agreement on the basis of a failure by Stragen to supply HHT Products in accordance with this Agreement including the rolling forecasts provided by ChemGenex or the joint steering committee established under the Development and Commercialisation Agreement:

         (a) ChemGenex may seek and obtain an alternative supply source for the HHT Products; and

         (b) Stragen must provide and licence to ChemGenex, its Subdistributors, Affiliates or sublicensees all Technology reasonably necessary to establish an alternative manufacturing or supply arrangement. In that event, ChemGenex shall pay Stragen 5% of Net Sales of Licensed Products after recovering direct and indirect costs associated with the establishment of an alternative supplier; and

         (c) ChemGenex will have a continuing right to use Stragen's Confidential Information, Stragen Know-How and the Technology in connection with the promotion, advertising, distribution and sale of HHT Products.

10.               CONFIDENTIALITY

10.1     CONFIDENTIALITY

         (a) For a period of ten (10) years from the Effective Date of this Agreement or five (5) years from the termination hereof, whichever occurs later:

                  (i) each party shall refrain from the use of Confidential Information furnished by the other party for any purpose inconsistent with this Agreement; and

                  (ii) each party shall treat Confidential Information furnished by the other party as if it were its own proprietary information and shall not disclose it to any third party other than its Affiliates or consultants without the prior written consent of the other party who furnished such information and subject to the same obligations of Confidentiality as set out in this Agreement.

         (b) Clause 10.1(a) above shall not apply where such Confidential Information is:

                  (i) disclosed to comply with the requirements of any law, governmental order (including a court order) or regulation; or

                  (ii) information disclosed by Stragen for the purpose obtaining any Regulatory Approvals for HHT Products including all material and information submitted to and/or filed with a governmental regulatory agency or any other equivalent agency covering the HHT Products and information related to the HHT Products contained in all documents submitted in connection with regulatory submissions throughout the world covering the HHT Products.

10.2     ADVERTISING AND PUBLICITY

         Subject to clause 10.3 and except for such disclosures as are deemed necessary in Stragen's or ChemGenex's, as the case may be, reasonable judgment to comply with applicable law (such as, by way of example but not limitation, the securities laws of the United States), only ChemGenex may make any publicly disseminated oral or written disclosure relating or referring to, or use any advertising or publicity which relates or makes reference to:

         (a)      this Agreement;

         (b)      the Development and Commercialisation Agreement;

         (c) the terms of this Agreement or the Development and Commercialisation Agreement;

         (d)      the supply, development or commercialisation of the HHT
                  Products; or

         (e)      the publication or presentation of scientific data,

         Stragen will have the right to review public announcement relating to HHT Products prior to public release by ChemGenex.

10.3     DISCLOSURE REQUIRED BY LAW

         In the event that Stragen or ChemGenex is required to make disclosure of the other's Confidential Information as a result of the issuance of a court order or other government process, the party subject to such requirement promptly, but in not event more than 48 hours after learning of such court order or other government process, shall notify the other party and, at the other party's expense, the party subject to such requirements shall:

         (a) take all reasonably necessary steps requested by the other party to defend against the enforcement of such court order or other government process; and

         (b) permit the other party to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

11.      MISCELLANEOUS

11.1     GOVERNING LAW; CHOICE OF FORUM

         The parties agree that this Agreement shall be governed by and construed in accordance with the laws of Switzerland, state of Geneva and irrevocably submit to the non-exclusive jurisdiction of the courts of that state.

11.2     RELATIONSHIP

         (a) Nothing contained in this Agreement will be deemed to create any association, partnership, joint venture, or relationship of principal and agent between the parties to this Agreement or any of their respective Affiliates, or to provide either party with the right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other party.

         (b) No employee or representative of a party will have any authority to bind or obligate the other party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other party without relevant party's authorised written approval.

11.3     ACCOUNTING AUDITS

         (a) ChemGenex must maintain books of account relating to its Net Sales in accordance with generally accepted accounting principals.

         (b) Annually, within 90 days after the end of its relevant financial year, ChemGenex will provide, at its expense, a worldwide sales report detailed by countries and reconciling Net

                  Sales, where applicable, and certified by its auditors, being a firm approved by SEC for public companies.

         (c) Stragen will have the right, at its own expense, to have an independent certified public accountant of its own selection, reasonably acceptable to ChemGenex, examine at a time reasonably acceptable to ChemGenex, during normal business hours but not more than once each calendar year, the relevant books and records of account of ChemGenex, to determine whether appropriate accounting has been made.

         (d) Stragen must ensure that the independent certified accountant enters into a confidentiality deed with ChemGenex which includes an obligation not to disclose to Stragen or its Affiliates any information other than that which is relevant to the rights of Stragen under this Agreement.

         (e) In the event of a dispute between the independent certified public accountants of ChemGenex and Stragen with respect to any matter called for by this Agreement, the parties shall select a third independent public accounting firm to arbitrate the dispute, provided, that such firm shall have the authority only to select from among the positions of the original two firms that position which it deems most accurate. The fees of such third firm shall be borne by the party whose position is not approved of by such arbitrator.

11.4     MANUFACTURING AUDITS

         ChemGenex shall have, and Stragen must grant or procure for ChemGenex, the right to conduct an audit of any facility where the HHT Products are being manufactured at least annually or more frequently if any questions about the quality of the HHT Products are raised by either party or by a third party.

11.5     INTEREST DUE ON LATE PAYMENTS

         If any amount payable by under this Agreement by one of the parties to the other is not paid when due, then without limiting any other rights which the relevant party may have as a result of such late payment, the amount unpaid shall bear interest until paid at a rate per annum equal to the prime rate published and as changed from time to time by Citibank, N.A. New York, New York (as reported in The Wall Street Journal) plus two and one-half percent (2.5%), with such interest to be paid on demand together with all costs incurred by Stragen to collect the amounts due hereunder, including but not limited to reasonable attorneys fees and disbursements.

11.6     TAXES

         Each party shall bear all taxes imposed on it as a result of the performance by such party under this Agreement including, but not limited to, any sales tax, any tax on or measured by any payment required to be made hereunder, any registration tax, or any tax imposed with respect to the granting of licences or other rights hereunder. The parties shall cooperate fully with each other in obtaining and filing all requisite certificates and documents with the appropriate authorities and shall take such further action as may reasonably be necessary to avoid the deduction of any withholding or similar taxes from any remittance of funds by ChemGenex to Stragen hereunder.

11.7     EMPLOYEES

         Neither party shall have any responsibility for the hiring, firing or compensation of the other party's employees or for any employee benefits of the other party's employees.

11.8     ASSIGNMENT

         This Agreement shall be binding upon, and shall inure to the benefit of successors to a party hereto, but shall not otherwise be assignable without the prior written consent of both parties, except to the successor or assignee of all or substantially all of a party's business relating to the

         HHT Products, or to a party's Affiliate. In the event all or such part is assigned or transferred, each party shall notify the other prior to such assignment or transfer.

11.9     NOTICES

         Any notice required or permitted to be made or given hereunder shall (except as otherwise expressly provided herein) be in writing and shall be made or given to the other party by personal in-hand delivery; by facsimile, by airmail, postage prepaid; or by air courier to the mailing or facsimile numbers set forth below:

                  CHEMGENEX PHARMACEUTICALS LIMITED
                  Pigdons Road
                  Waurn Ponds, Victoria, Australia, 3216

                  Fax +61 3 5227 1322

                  STRAGEN INVESTMENT B.V.
                  c/- Stragen Pharma S.A.
                  3, rue Hugo-de-Senger
                  P.O. Box 617
                  CH-1211 Geneva 4

                  Fax  + 41 22 809 40 99

                  or to such other address or facsimile numbers as either party shall designate by notice, similarly given, to the other party. Notices shall be deemed to have been sufficiently made or given:

         (a) if by personal in-hand delivery, or by facsimile with confirmed transmissions, when performed;

         (b) if mailed by air mail, 14 days after being deposited in the mail, postage prepaid; or

         (c) by air courier, 3 days after delivery to the air courier company.

11.10    FORCE MAJEURE

         In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God, fire, casualty, flood, war, strike, lockout, failure of public utilities, injunction or any act, exercise, assertion or requirement of governmental authority, including any governmental law, order regulation permanently or temporarily prohibiting or reducing the level of the manufacture of HHT Product, epidemic, destruction of production facilities, riots, insurrection, inability to procure or use materials, labour, equipment, transportation or energy sufficient to meet manufacturing needs; or any other cause beyond the reasonable control of the party invoking this clause 11.10 provided such party shall have used its best efforts to avoid such occurrence; such party shall give notice to the other party in writing promptly, and thereupon the affected party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence, PROVIDED that if the force majeure event prevents Stragen meeting the manufacturing needs of ChemGenex for Stragen Product for more than 90 days, ChemGenex may terminate this Agreement by giving Stragen notice in writing.

11.11    WAIVER

         The waiver by either party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall and delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such party.

11.12    PARTIAL INVALIDITY

         The parties to this Agreement desire and intend that the terms and conditions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction where enforcement is sought. If any particular term or condition of this Agreement is adjudicated , or becomes by operation of law, invalid or unenforceable, this Agreement will be deemed amended to delete the portion which is adjudicated, or which becomes by operation of law, invalid or unenforceable, provided, however, that where possible, a particular term or condition will be reduced to the extent necessary to permit the remainder of the particular term or condition to be enforced, the deletion or reduction to apply only with respect to the operation of the term or condition and the remainder of this Agreement to remain in full force and effect. A deletion or reduction of any term or condition will apply only with respect to the operation of that term or condition in the particular jurisdiction in which such adjudication is made or becomes by operation of law, invalid or unenforceable.

11.13    COUNTERPARTS; ENGLISH LANGUAGE

         (a) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         (b)      This Agreement is entered into in the English language.

         (c) In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any translation hereof into any other language, and this English language version shall be controlling for all purposes.

12.               DISPUTES

12.1     ALTERNATIVE DISPUTE RESOLUTION PROCEDURE

         (a) A party must not start arbitration or court proceedings (except proceedings seeking interlocutory relief) in respect of a dispute arising out of this Agreement (`DISPUTE') unless it has complied with this clause.

         (b) A party claiming that a Dispute has arisen must notify the other party to the Dispute, specifying the nature of the Dispute.

         (c) Within 14 days after a notice is given under clause (b), each party to the Dispute must nominate in writing a representative authorised to settle the Dispute on its behalf.

         (d) Each party must ensure that, during the 30 day period after a notice is given under clause (b) (or longer period agreed between the parties), its representative uses his or her best endeavours, with the other representatives and the joint steering committee established under the Development and Commercialisation Agreement (if it is still constituted):

                  (i)      to resolve the Dispute; or

                  (ii)     to agree on:

                           (A) a process to resolve all or at least part of the Dispute without arbitration or court proceedings, (eg mediation, conciliation, executive appraisal or independent expert determination);

                           (B) the selection and payment of any third party to be engaged by the parties and the involvement of any dispute resolution organisation;

                           (C)      any procedural rules;

                           (D) the timetable, including any exchange of relevant information and documents; and

                           (E)      the place where meetings will be held.

         (e) The role of any third party is to assist in negotiating a resolution of the Dispute. A third party may not make a decision that is binding on a party unless that party's representative has so agreed in writing.

         (f)      Each party:

                  (i) must keep confidential all information or documents disclosed by a representative under this clause; and

                  (ii) must not use such information or documents except to attempt to settle the Dispute.

         (g) Each party must bear its own costs of resolving a Dispute under this clause and the parties must bear equally the costs of any third party engaged.

         (h) After the 30 day period referred to in clause (d) (or longer period agreed between the parties), a party that has complied with clauses (b) to (d) may terminate the dispute resolution process by giving notice to the other parties to the Dispute.

         (i) If a party to a Dispute does not comply with any provision of clauses (a) to (d) the other parties to the Dispute are not bound by clauses (a) to (d).

12.2     ACCRUED RIGHTS; SURVIVING OBLIGATIONS

         (a) Termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder.

         (b) The following clauses will survive termination or expiration of this Agreement: 6, 8, 9.4, 10, 11.5, 11.6, 12.

13.               INTERPRETATION

         In this Agreement, except to the extent the context otherwise requires:

         (a) the singular includes the plural and vice versa and a gender includes other genders;

         (b) a reference to a party is to be construed as a reference to a party to this Agreement;

         (c) a reference to a party to this Agreement or any other document or agreement includes its successors and permitted assigns;

         (d) a reference to an item in the Background, clause, schedule, annexure or appendix is a reference to an item in the Background, clause of or schedule, annexure or appendix to this Agreement and references to this Agreement include its schedules and any annexures;

         (e) where a word or phrase is given a particular meaning, other parts of speech or grammatical forms of that word or phrase have corresponding meanings;

         (f) a reference to a document or agreement including this Agreement includes a reference to that document or agreement as amended, novated, supplemented, varied or replaced from time to time;

         (g) in the interpretation of this Agreement, headings are to be disregarded;

         (h) references to `***' or dollars are to *** unless otherwise indicated.

EXECUTED as an agreement.



EXECUTED for and on behalf of                    )
CHEMGENEX PHARMACEUTICALS LIMITED                )
by authority of the directors in the presence of:)

         ---------------------------------------------------           -------------------------------------------------
/~       Director                                               /~     Director/Secretary


         Greg Collier                                                  James Campbell   Authorised signatory
         ---------------------------------------------------           -------------------------------------------------
/~       Full name of director                                  /~     Full name of director/secretary




EXECUTED for and on behalf of           )
STRAGEN INVESTMENT B.V. by authority of )
the directors in the presence of:       )

         ---------------------------------------------------           -------------------------------------------------
/~       Director                                               /~     Director/Secretary


         Jan Versteeg                                                  Johan Versluis
         ---------------------------------------------------           -------------------------------------------------
/~       Full name of director                                  /~     Full name of director/secretary


                                       19

ANNEXURE A

Licensed Product Specifications

-----------------------------------------------------------------------------------------------------------------------

HOMOHARRINGTONINE FOR INJECTION, 5MG VIAL

DRUG PRODUCT SPECIFICATIONS




------------------------------------------------------------ ---------------------------------------------------------
TESTS                                                        SPECIFICATIONS
------------------------------------------------------------ ---------------------------------------------------------

Appearance                                                   White to off-white lyophilized powder
------------------------------------------------------------ ---------------------------------------------------------

Identification
----------------------------------------------------------------------------------------------------------------------
                                                             o        Retention time matches the reference standard.
o        HPLC

----------------------------------------------------------------------------------------------------------------------

Constituted solution (2,5ml NaC1 0,9%)

-        Appearance                                          -        Complete dissolution,

                                                             -        Colorless and clear, free from foreign
                                                                  particles
----------------------------------------------------------------------------------------------------------------------
-        Particulate matter (USP(788))

-        > 10im
         -                                                   -        not more than 6000
-        > 25 im
         -                                                   -        not more than 600
----------------------------------------------------------------------------------------------------------------------

pH (2,5ml NaC1 0,9%)                                          5,5 - 7,0
----------------------------------------------------------------------------------------------------------------------

Water content (USP (921))                                     > 5.0% (to be confirmed)
----------------------------------------------------------------------------------------------------------------------

Related substances (HPLC)                                           At release                 At shelf-life

-        Single (largest)
                                                              > 0,15%
-        Total                                                -                        > 0,5%
                                                                                       -
                                                              > 0,3%
                                                                                       To be determined  > 1,0%
----------------------------------------------------------------------------------------------------------------------

Assay (HPLC)                                                  95,0% - 105,0%
----------------------------------------------------------------------------------------------------------------------

Uniformity of content (USP (905))                             Complies Eur.Ph. and USP requirements
----------------------------------------------------------------------------------------------------------------------

Sterility (USP (717))                                         Sterile
----------------------------------------------------------------------------------------------------------------------

Bacterial endotoxins (USP (85))                               Not more than 38,8 EU/mg
----------------------------------------------------------------------------------------------------------------------

                                       20


ANNEXURE B

Specifications for Bulk HHT


----------------------------------------------------------------------------------------------------------------------

HOMOHARRINGTONINE

DRUG SUBSTANCE SPECIFICATIONS




----------------------------------------------------------------------------------------------------------------------
TESTS                                                        SPECIFICATIONS
----------------------------------------------------------------------------------------------------------------------

Appearance                                                   White to off-white powder
----------------------------------------------------------------------------------------------------------------------

Identification
----------------------------------------------------------------------------------------------------------------------
                                                             o        Spectrum similar to the reference spectrum
o        IR spectrum
                                                             o        Retention time matches the reference standard
o        HPLC

----------------------------------------------------------------------------------------------------------------------
                                                             -        not more than 3.0%
Water content (USP (921))
----------------------------------------------------------------------------------------------------------------------

Related substances (HPLC)

-         4 DMHHT                                            -        not more than 0,15%

-        HHT (+,+)                                           -        not more than 0,15%

-        Other single impurity                               -        not more than 0,10%

-        Total impurities                                    -        not more than 0,30%


----------------------------------------------------------------------------------------------------------------------

Assay (HPLC)                                                  97.0% - 102.0% (anhydrous substance)
----------------------------------------------------------------------------------------------------------------------

Residual solvents (GC)

-        Dichloromethane                                     -        not more than 600ppm

-        Methanol                                            -        not more than 3000ppm


----------------------------------------------------------------------------------------------------------------------
                                                             -        not more than 0,2%
Sulphated ash

----------------------------------------------------------------------------------------------------------------------

Heavy metals (USP (231))                                      < 20 ppm
----------------------------------------------------------------------------------------------------------------------

                                       21


ANNEXURE C

Purchase Order Form


-------------------------------------------------------------------------------------------------------------------

   CHEMGENEX PHARMACEUTICALS, LTD.
   3475 Edison Way, Suite M
   Menlo Park, CA 94025                                                                            [GRAPHIC OMITTED]
   650-474-9800    Fax  650-474-9808

THE FOLLOWING NUMBER MUST APPEAR ON ALL RELATED CORRESPONDENCE, SHIPPING PAPERS,
AND INVOICES:

P.O. NUMBER:
VENDOR NAME/ID:



BILL TO:                                                          SHIP TO:
         ChemGenex Pharmaceuticals, Ltd.
         3475 Edison Way Suite M
         Menlo Park, CA 94025




--------------------------------------------------------------------------------------------------------------------
       P.O. DATE REQUISITIONER SHIP VIA F.O.B. POINT TERMS
--------------------------------------------------------------------------------------------------------------------
                                                                                                   See below
--------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------------------------------------------
      QTY           UNIT                             DESCRIPTION                         UNIT PRICE      TOTAL
--------------------------------------------------------------------------------------------------------------------







--------------------------------------------------------------------------------------------------------------------
                                                                                           SUBTOTAL
                                    SALES TAX
                             SHIPPING & HANDLING N/C
                                                                                              OTHER
                                                                                                    ----------------
                                                                                              TOTAL
                                                                                                    ----------------



1. Please send one copy of your invoice.

2. Enter this order in accordance with the prices, terms, delivery method, and specifications listed above.

3. Please notify Mike Li immediately if you are unable to perform the service as specified.

4. Send invoice to:

    Tina Herbert
    ChemGenex Pharmaceuticals, Ltd.
    3475 Edison Way, Suite M Menlo Park, CA 94025
    650-474-9800,; Fax 650-474-9808
                                                                 ---------------------------------------------------
                                                                 Authorized by                                  Date

TABLE OF CONTENTS

-------------------------------------------------------------------------



1.       DEFINITIONS....................................................1


2.       APPOINTMENT AND LICENCE GRANTS.................................4


3.       SUBDISTRIBUTORS................................................4


4.       SUPPLY.........................................................4


5.       PRODUCT PRICING; PAYMENT.......................................7


6.       COMPLAINTS/RECALLS.............................................9


7.       EUROPEAN JOINT VENTURE........................................10


8.       WARRANTIES AND INDEMNIFICATION................................10


9.       TERM AND TERMINATION..........................................12


10.      CONFIDENTIALITY...............................................13


11.      MISCELLANEOUS.................................................14


12.      DISPUTES......................................................17


13.      INTERPRETATION................................................18


ANNEXURE A.............................................................20


         Licensed Product Specifications...............................20


ANNEXURE B.............................................................21


         Specifications for Bulk HHT...................................21


ANNEXURE C.............................................................22


         Purchase Order Form...........................................22